Exhibit 10.48

SEQUENOM, INC.

Description of Bonus Program

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Sequenom, Inc. (the “Company”) has approved a bonus program for the Company’s executive officers. For the Company’s Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer, Senior Vice Presidents and Vice Presidents, the bonus program provides for an incentive cash compensation target equal to a percentage of each such participant’s base salary as follows:

Title	Target Percentage of Base Salary
Chief Executive Officer	50%
Chief Financial Officer	30%
Chief Scientific Officer, Senior Vice Presidents and Vice Presidents	25%

For 2008, the target percentages of base salary are as follows: 50% for Harry Stylli, Ph.D., Chief Executive Officer; 30% for Paul Hawran, Chief Financial Officer; and 25% for Charles R. Cantor, Ph.D., Chief Scientific Officer, Elizabeth Dragon, Ph.D., Senior Vice President, Research and Development and Steven Owings, Vice President of Commercial Development, Prenatal Diagnostics, and 25% for all other Senior Vice Presidents and Vice Presidents.

Under the program, after the completion of each fiscal year the Committee determines for approval for each executive a bonus that will be equal to an amount from 0 to 100% of the applicable target amount. In making its determination, in addition to individual performance considerations, the Committee assesses the level of achievement of specific Company goals for a particular year which are weighted with a percentage for purposes of relevance to annual bonus achievement. These criteria include the achievement of specific financial targets, milestones within the Company’s diagnostic business, milestones within the Company’s genomic analysis business and other key business development objectives as a whole.

For 2008, the Company’s overall goals were weighted for financial objectives, for diagnostic business objectives, for genomic analysis business objectives and for business development objectives. The Company’s 2008 financial goals include the achievement of specific revenue targets, total cash burn amounts and overall gross margin objectives. The Company’s goals with respect to its diagnostic business include the completion of specific research, development and commercial milestones. The Company’s goals with respect to its genomic analysis business include technology development objectives.